EXHIBIT 99.2

KAR Auction Services, Inc.
Q3 2019 Supplemental Financial Information
November 5, 2019

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) from continuing operations for the periods presented:

	Three Months Ended September 30, 2019
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated

Net income (loss) from continuing operations	$46.4	$30.7	$(42.7)	$34.4
Add back:
Income taxes	16.3	10.1	(13.2)	13.2
Interest expense, net of interest income	0.8	15.6	20.8	37.2
Depreciation and amortization	37.2	2.6	6.6	46.4
Intercompany interest	2.4	(1.3)	(1.1)	—
EBITDA	103.1	57.7	(29.6)	131.2
Intercompany charges	3.6	—	(3.6)	—
Non-cash stock-based compensation	1.6	0.3	2.6	4.5
Loss on extinguishment of debt	—	—	2.2	2.2
Acquisition related costs	2.0	—	0.7	2.7
Securitization interest	—	(13.3)	—	(13.3)
Severance	0.6	0.1	0.2	0.9
Foreign currency gains/losses	—	—	(0.4)	(0.4)
Other	1.3	(0.1)	0.2	1.4
Total addbacks	9.1	(13.0)	1.9	(2.0)
Adjusted EBITDA	$112.2	$44.7	$(27.7)	$129.2

	Three Months Ended September 30, 2018
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated

Net income (loss) from continuing operations	$51.0	$29.1	$(49.2)	$30.9
Add back:
Income taxes	19.0	9.0	(19.3)	8.7
Interest expense, net of interest income	0.1	14.9	32.7	47.7
Depreciation and amortization	31.9	2.3	7.2	41.4
Intercompany interest	3.6	(0.9)	(2.7)	—
EBITDA	105.6	54.4	(31.3)	128.7
Intercompany charges	3.3	—	(3.3)	—
Non-cash stock-based compensation	2.5	0.6	2.7	5.8
Acquisition related costs	1.3	—	0.2	1.5
Securitization interest	—	(12.9)	—	(12.9)
Severance	0.9	0.5	—	1.4
IAA allocated costs	—	—	1.4	1.4
Other	0.5	—	—	0.5
Total addbacks	8.5	(11.8)	1.0	(2.3)
Adjusted EBITDA	$114.1	$42.6	$(30.3)	$126.4

	Nine Months Ended September 30, 2019
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated

Net income (loss) from continuing operations	$139.3	$88.6	$(150.8)	$77.1
Add back:
Income taxes	54.0	32.2	(57.8)	28.4
Interest expense, net of interest income	1.8	48.6	97.7	148.1
Depreciation and amortization	110.2	7.6	20.8	138.6
Intercompany interest	13.5	(4.1)	(9.4)	—
EBITDA	318.8	172.9	(99.5)	392.2
Intercompany charges	10.4	—	(10.4)	—
Non-cash stock-based compensation	5.6	1.2	8.3	15.1
Loss on extinguishment of debt	—	—	2.2	2.2
Acquisition related costs	4.8	—	5.5	10.3
Securitization interest	—	(41.9)	—	(41.9)
Severance	4.2	0.1	1.4	5.7
IAA allocated costs	—	—	2.3	2.3
Foreign currency gains/losses	(1.1)	—	0.1	(1.0)
Other	2.9	—	0.2	3.1
Total addbacks	26.8	(40.6)	9.6	(4.2)
Adjusted EBITDA	$345.6	$132.3	$(89.9)	$388.0

	Nine Months Ended September 30, 2018
(Dollars in millions), (Unaudited)	ADESA	AFC	Corporate	Consolidated

Net income (loss) from continuing operations	$165.2	$82.5	$(145.2)	$102.5
Add back:
Income taxes	58.0	26.7	(52.2)	32.5
Interest expense, net of interest income	0.9	43.0	92.2	136.1
Depreciation and amortization	94.4	13.6	21.8	129.8
Intercompany interest	15.6	(2.1)	(13.5)	—
EBITDA	334.1	163.7	(96.9)	400.9
Intercompany charges	11.0	—	(11.0)	—
Non-cash stock-based compensation	6.9	1.7	7.3	15.9
Acquisition related costs	3.7	—	1.5	5.2
Securitization interest	—	(37.0)	—	(37.0)
Severance	3.3	0.5	—	3.8
IAA allocated costs	—	—	3.9	3.9
Other	2.0	—	—	2.0
Total addbacks	26.9	(34.8)	1.7	(6.2)
Adjusted EBITDA	$361.0	$128.9	$(95.2)	$394.7

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	September 30, 2019

Net income (loss)	$67.3	$77.8	$55.6	$35.3	$236.0
Less: Income from discontinued operations	52.2	62.5	28.2	0.9	143.8
Income from continuing operations	15.1	15.3	27.4	34.4	92.2
Add back:
Income taxes	1.8	6.5	8.7	13.2	30.2
Interest expense, net of interest income	51.2	55.9	55.0	37.2	199.3
Depreciation and amortization	42.6	44.3	47.9	46.4	181.2
EBITDA	110.7	122.0	139.0	131.2	502.9
Non-cash stock-based compensation	4.5	6.6	4.0	4.5	19.6
Loss on extinguishment of debt	—	—	—	2.2	2.2
Acquisition related costs	2.1	3.9	3.7	2.7	12.4
Securitization interest	(14.5)	(14.8)	(13.8)	(13.3)	(56.4)
(Gain)/Loss on asset sales	0.4	0.5	0.4	0.8	2.1
Severance	1.9	3.7	1.1	0.9	7.6
IAA allocated costs	1.3	1.4	0.9	—	3.6
Foreign currency gains/losses	3.7	(0.6)	—	(0.4)	2.7
Other	0.4	0.2	0.6	0.6	1.8
Total addbacks	(0.2)	0.9	(3.1)	(2.0)	(4.4)
Adjusted EBITDA	$110.5	$122.9	$135.9	$129.2	$498.5

Results of Operations

KAR Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions except per share amounts)	2019	2018	2019	2018
Revenues
ADESA	$613.6	$527.0	$1,845.7	$1,593.4
AFC	88.3	85.4	264.9	255.6
Total revenues	701.9	612.4	2,110.6	1,849.0
Cost of services*	410.9	330.7	1,222.2	989.2
Gross profit*	291.0	281.7	888.4	859.8
Selling, general and administrative	158.9	154.7	497.3	460.1
Depreciation and amortization	46.4	41.4	138.6	129.8
Operating profit	85.7	85.6	252.5	269.9
Interest expense	37.9	49.0	150.0	138.7
Other income, net	(2.0)	(3.0)	(5.2)	(3.8)
Loss on extinguishment of debt	2.2	—	2.2	—
Income from continuing operations before income taxes	47.6	39.6	105.5	135.0
Income taxes	13.2	8.7	28.4	32.5
Net income from continuing operations	34.4	30.9	77.1	102.5
Income from discontinued operations	0.9	46.6	91.6	158.2
Net income	$35.3	$77.5	$168.7	$260.7
Net income from continuing operations per share
Basic	$0.26	$0.23	$0.58	$0.76
Diluted	$0.26	$0.23	$0.58	$0.76

* Exclusive of depreciation and amortization
Overview of KAR Results for the Three Months Ended September 30, 2019 and 2018
Overview
For the three months ended September 30, 2019, we had revenue of $701.9 million compared with revenue of $612.4 million for the three months ended September 30, 2018, an increase of 15%. Businesses acquired accounted for an increase in revenue of $54.8 million or 8% of revenue. Excluding revenue from purchased vehicles of $78.0 million and $31.0 million for the three months ended September 30, 2019 and 2018, respectively, revenue would have been $623.9 million and $581.4 million, respectively, an increase of 7%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.

Depreciation and Amortization

Depreciation and amortization increased $5.0 million, or 12%, to $46.4 million for the three months ended September 30, 2019, compared with $41.4 million for the three months ended September 30, 2018. The increase in depreciation and amortization was primarily the result of certain assets placed in service over the last twelve months and depreciation and amortization for the assets of businesses acquired in 2018 and 2019.

Interest Expense

Interest expense decreased $11.1 million, or 23%, to $37.9 million for the three months ended September 30, 2019, compared with $49.0 million for the three months ended September 30, 2018. The decrease was primarily attributable to a decrease of approximately $1,131.7 million in the average outstanding balance of corporate debt for the three months ended September 30, 2019 compared with the three months ended September 30, 2018, resulting from the pay down of debt of approximately $1.3 billion in connection with the spin-off of IAA on June 28, 2019. The decrease was partially offset by an increase in the weighted average interest rate for the same period of approximately 0.30%. In addition, there was an increase in interest expense at AFC of $0.7 million, which resulted from an increase in interest rates under the U.S. securitization agreement for the three months ended September 30, 2019, as compared with the three months ended September 30, 2018. The decrease in interest expense was also supplemented by $0.7 million received from the counterparties to the interest rate cap agreements.

Loss on Extinguishment of Debt

In September 2019, we amended our Credit Agreement and recorded a $2.2 million pretax charge primarily resulting from the write-off of unamortized debt issue costs associated with Term Loan B-4 and Term Loan B-5.

Income Taxes

We had an effective tax rate of 27.7% for the three months ended September 30, 2019, compared with an effective tax rate of 22.0% for the three months ended September 30, 2018. The lower effective tax rate in the third quarter of 2018 was the result of higher tax deductions that resulted from a greater number of stock option exercises in the third quarter of 2018.

Income from Discontinued Operations

On June 28, 2019, the Company completed the separation of its salvage auction business, IAA, through a spin-off, creating a new independent publicly traded salvage auction company. As such, the financial results of IAA have been accounted for as discontinued operations for all periods presented. For the three months ended September 30, 2019 and 2018, the Company's financial statements included revenue of $0.0 million and $321.1 million from IAA, respectively, and income from discontinued operations of $0.9 million and $46.6 million, respectively.

Impact of Foreign Currency

The strengthening of the U.S dollar has impacted the reporting of our Canadian operations in U.S. dollars. For the three months ended September 30, 2019, fluctuations in the Canadian exchange rate decreased revenue by $0.8 million, operating profit by $0.2 million and had no impact on net income and net income per diluted share.

Overview of KAR Results for the Nine Months Ended September 30, 2019 and 2018
Overview

For the nine months ended September 30, 2019, we had revenue of $2,110.6 million compared with revenue of $1,849.0 million for the nine months ended September 30, 2018, an increase of 14%. Businesses acquired accounted for an increase in revenue of $137.9 million or 7% of revenue. Excluding revenue from purchased vehicles of $213.5 million and $83.6 million for the nine months ended September 30, 2019 and 2018, respectively, revenue would have been $1,897.1 million and $1,765.4 million, respectively, an increase of 7%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.

Depreciation and Amortization

Depreciation and amortization increased $8.8 million, or 7%, to $138.6 million for the nine months ended September 30, 2019, compared with $129.8 million for the nine months ended September 30, 2018. The increase in depreciation and amortization was primarily the result of certain assets placed in service over the last twelve months and depreciation and amortization for the assets of businesses acquired in 2018 and 2019.

Interest Expense

Interest expense increased $11.3 million, or 8%, to $150.0 million for the nine months ended September 30, 2019, compared with $138.7 million for the nine months ended September 30, 2018. The increase was attributable to interest expense associated with borrowings on the revolving credit facility and European lines of credit in 2019, as well as additional interest expense of approximately $1.8 million related to the acceleration of amortization on debt issuance costs. In addition, there was an increase in interest expense at AFC of $5.8 million, which resulted from an increase in interest rates under the U.S. securitization agreement for the nine months ended September 30, 2019, as compared with the nine months ended September 30, 2018. There was a decrease of approximately $332.1 million in the average outstanding balance of corporate debt for the nine months ended September 30, 2019 compared with the nine months ended September 30, 2018, as well as an increase in the weighted average interest rate for the same period of approximately 0.43%. The increases in interest expense were partially offset by $4.3 million received from the counterparties to the interest rate cap agreements.

Loss on Extinguishment of Debt

In September 2019, we amended our Credit Agreement and recorded a $2.2 million pretax charge primarily resulting from the write-off of unamortized debt issue costs associated with Term Loan B-4 and Term Loan B-5.

Income Taxes

We had an effective tax rate of 26.9% for the nine months ended September 30, 2019, compared with an effective tax rate of 24.1% for the nine months ended September 30, 2018. The lower effective tax rate in the first nine months of 2018 was the result of higher tax deductions that resulted from a greater number of stock option exercises in the first nine months of 2018.

Income from Discontinued Operations

On June 28, 2019, the Company completed the separation of its salvage auction business, IAA, through a spin-off, creating a new independent publicly traded salvage auction company. As such, the financial results of IAA have been accounted for as discontinued operations for all periods presented. For the nine months ended September 30, 2019 and 2018, the Company's financial statements included revenue of $723.6 million and $991.6 million from IAA, respectively, and income from discontinued operations of $91.6 million and $158.2 million, respectively. The operating results included one-time transaction costs of approximately $31.3 million for the nine months ended September 30, 2019 in connection with the separation of the two companies. These costs consisted of consulting and professional fees associated with preparing for and executing the spin-off.

Impact of Foreign Currency

The strengthening of the U.S dollar has impacted the reporting of our Canadian operations in U.S. dollars. For the nine months ended September 30, 2019, fluctuations in the Canadian exchange rate decreased revenue by $7.4 million, operating profit by $1.8 million, net income by $0.7 million and net income per diluted share by less than $0.01.

ADESA Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except per vehicle amounts)	2019	2018	2019	2018
ADESA revenue	$613.6	$527.0	$1,845.7	$1,593.4
Cost of services*	386.2	307.8	1,149.8	921.0
Gross profit*	227.4	219.2	695.9	672.4
Selling, general and administrative	121.7	111.8	370.2	328.9
Depreciation and amortization	37.2	31.9	110.2	94.4
Operating profit	$68.5	$75.5	$215.5	$249.1

Vehicles sold	957,000	876,000	2,897,000	2,661,000
Physical auction vehicles sold in North America	526,000	522,000	1,635,000	1,629,000
Online only vehicles sold in North America	396,000	343,000	1,179,000	998,000
Vehicles sold in Europe	35,000	11,000	83,000	34,000
Dealer consignment mix at physical auctions	43%	44%	40%	43%
Conversion rate at North American physical auctions	62.8%	62.9%	64.2%	62.6%
Physical auction revenue per vehicle sold, excluding purchased vehicles	$893	$850	$883	$836
Online only revenue per vehicle sold, excluding purchased vehicles	$151	$126	$149	$120

* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended September 30, 2019 and 2018
Revenue
Revenue from ADESA increased $86.6 million, or 16%, to $613.6 million for the three months ended September 30, 2019, compared with $527.0 million for the three months ended September 30, 2018. The increase in revenue was a result of a 9% increase in the number of vehicles sold (7% increase excluding acquisitions) and an increase in average revenue per vehicle sold of 6%. Businesses acquired in the last 12 months accounted for an increase in revenue of $54.8 million.

The increase in vehicles sold was primarily attributable to an 11% increase in institutional volume, including vehicles sold on our online only platform, as well as a 7% increase in dealer consignment units sold for the three months ended September 30, 2019 compared with the three months ended September 30, 2018. Online sales volume for ADESA represented approximately 59% of the total vehicles sold in the third quarter of 2019, compared with approximately 54% in the third quarter of 2018. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) vehicles sold on the TradeRev platform; (iv) vehicle sales in Europe, including units sold by COTW; (v) simultaneously broadcasting video and audio during the physical auctions to online bidders (ADESA Simulcast); and (vi) bulletin-board or real-time online auctions (DealerBlock®). Upstream selling, midstream selling and TradeRev sales, which represent online only sales, accounted for approximately 75% of ADESA's North American online sales volume. ADESA sold approximately 396,000 (including approximately 47,000 from TradeRev) and 343,000 (including approximately 35,000 from TradeRev) vehicles through its North American online only offerings in the third quarter of 2019 and 2018, respectively. For the three months ended September 30, 2019, dealer consignment vehicles represented approximately 43% of used vehicles sold at ADESA physical auction locations, compared with approximately 44% for the three months ended September 30, 2018. The volume of vehicles sold at physical auction locations in the third quarter of 2019 increased approximately 1% compared with the third quarter of 2018. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, decreased to 62.8% for the three months ended September 30, 2019, compared with 62.9% for the three months ended September 30, 2018.

Physical auction revenue per vehicle sold increased $43, or 5%, to $893 for the three months ended September 30, 2019, compared with $850 for the three months ended September 30, 2018. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue, partially offset by a decrease in physical auction revenue per vehicle sold of $1 due to fluctuations in the Canadian exchange rate.

Online only auction revenue per vehicle sold increased $92 to $244 for the three months ended September 30, 2019, compared with $152 for the three months ended September 30, 2018. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and the inclusion of TradeRev and CarsOnTheWeb sales. The entire selling price of the purchased vehicles sold at auction is recorded as revenue. Excluding vehicles purchased as part of the ADESA Assurance Program and vehicles purchased by CarsOnTheWeb, online only revenue per vehicle would have been $151 and $126 for the three months ended September 30, 2019 and 2018, respectively. The $25 increase in online only revenue per vehicle was attributable to increased revenue per vehicle for units sold on the TradeRev platform and the addition of CarsOnTheWeb.

Gross Profit

For the three months ended September 30, 2019, gross profit for ADESA increased $8.2 million, or 4%, to $227.4 million, compared with $219.2 million for the three months ended September 30, 2018. Gross profit for ADESA was 37.1% of revenue for the three months ended September 30, 2019, compared with 41.6% of revenue for the three months ended September 30, 2018. Gross profit as a percentage of revenue decreased for the three months ended September 30, 2019 as compared with the three months ended September 30, 2018 as a result of an increase in purchase vehicles primarily related to the acquisition of COTW and increased activity under ADESA Assurance, as well as an increase in lower margin ancillary and related services. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchase vehicles. Excluding purchased vehicles, gross profit as a percentage of revenue was 42.5% and 44.2% for the three months ended September 30, 2019 and 2018, respectively. Businesses acquired in the last 12 months accounted for an increase in cost of services of $46.9 million for the three months ended September 30, 2019.

Selling, General and Administrative

Selling, general and administrative expenses for the ADESA segment increased $9.9 million, or 9%, to $121.7 million for the three months ended September 30, 2019, compared with $111.8 million for the three months ended September 30, 2018, primarily due to increases in costs associated with TradeRev aggregating $5.9 million, acquisitions of $5.8 million, information technology costs of $2.2 million, professional fees of $1.1 million and other miscellaneous expenses aggregating $0.3 million, partially offset by decreases in compensation expense of $1.6 million, incentive-based compensation of $1.5 million, marketing costs of $1.2 million, stock-based compensation of $0.9 million and fluctuations in the Canadian exchange rate of $0.2 million.

Overview of ADESA Results for the Nine Months Ended September 30, 2019 and 2018
Revenue
Revenue from ADESA increased $252.3 million, or 16%, to $1,845.7 million for the nine months ended September 30, 2019, compared with $1,593.4 million for the nine months ended September 30, 2018. The increase in revenue was a result of a 9% increase in the number of vehicles sold (7% increase excluding acquisitions) and an increase in average revenue per vehicle sold of 6%. Businesses acquired in the last 12 months accounted for an increase in revenue of $137.9 million.

The increase in vehicles sold was primarily attributable to a 12% increase in institutional volume, including vehicles sold on our online only platform, for the nine months ended September 30, 2019 compared with the nine months ended September 30, 2018. Online sales volume for ADESA represented approximately 58% of the total vehicles sold in the first nine months of 2019, compared with approximately 54% in the first nine months of 2018. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) vehicles sold on the TradeRev platform; (iv) vehicle sales in Europe, including units sold by COTW; (v)

simultaneously broadcasting video and audio during the physical auctions to online bidders (ADESA Simulcast); and (vi) bulletin-board or real-time online auctions (DealerBlock®). Upstream selling, midstream selling and TradeRev sales, which represent online only sales, accounted for approximately 74% of ADESA's North American online sales volume. ADESA sold approximately 1,179,000 (including approximately 119,000 from TradeRev) and 998,000 (including approximately 86,000 from TradeRev) vehicles through its North American online only offerings in the first nine months of 2019 and 2018, respectively. For the nine months ended September 30, 2019, dealer consignment vehicles represented approximately 40% of used vehicles sold at ADESA physical auction locations, compared with approximately 43% for the nine months ended September 30, 2018. The volume of vehicles sold at physical auction locations in the first nine months of 2019 was consistent with the first nine months of 2018. The used vehicle conversion percentage at North American physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 64.2% for the nine months ended September 30, 2019, compared with 62.6% for the nine months ended September 30, 2018.

Physical auction revenue per vehicle sold increased $47, or 6%, to $883 for the nine months ended September 30, 2019, compared with $836 for the nine months ended September 30, 2018. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services and excludes the sale of purchased vehicles. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue and auction fees related to higher average transaction prices, partially offset by a decrease in physical auction revenue per vehicle sold of $4 due to fluctuations in the Canadian exchange rate.

Online only auction revenue per vehicle sold increased $88 to $228 for the nine months ended September 30, 2019, compared with $140 for the nine months ended September 30, 2018. The increase in online only auction revenue per vehicle sold was attributable to an increase in purchased vehicles associated with the ADESA Assurance Program and the inclusion of TradeRev and CarsOnTheWeb sales. The entire selling price of the purchased vehicles sold at auction is recorded as revenue. Excluding vehicles purchased as part of the ADESA Assurance Program and vehicles purchased by CarsOnTheWeb, online only revenue per vehicle would have been $149 and $120 for the nine months ended September 30, 2019 and 2018, respectively. The $29 increase in online only revenue per vehicle was attributable to increased revenue per vehicle for units sold on the TradeRev platform and the addition of CarsOnTheWeb.

Gross Profit

For the nine months ended September 30, 2019, gross profit for ADESA increased $23.5 million, or 3%, to $695.9 million, compared with $672.4 million for the nine months ended September 30, 2018. Gross profit for ADESA was 37.7% of revenue for the nine months ended September 30, 2019, compared with 42.2% of revenue for the nine months ended September 30, 2018. Gross profit as a percentage of revenue decreased for the nine months ended September 30, 2019 as compared with the nine months ended September 30, 2018 as a result of an increase in purchase vehicles primarily related to the acquisition of COTW and increased activity under ADESA Assurance, as well as an increase in lower margin ancillary and related services. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchase vehicles. Excluding purchased vehicles, gross profit as a percentage of revenue was 42.6% and 44.5% for the nine months ended September 30, 2019 and 2018, respectively. Businesses acquired in the last 12 months accounted for an increase in cost of services of $117.7 million for the nine months ended September 30, 2019.

For the nine months ended September 30, 2019, High Tech Locksmiths, a subsidiary of ADESA, incurred an inventory loss of approximately $5.4 million. The inventory loss represented a 0.3% decline in gross profit for the nine months ended September 30, 2019. The Company is pursuing all avenues to recover the loss. Despite these efforts, we may not be successful in recovering all or a portion of this loss.

Selling, General and Administrative

Selling, general and administrative expenses for the ADESA segment increased $41.3 million, or 13%, to $370.2 million for the nine months ended September 30, 2019, compared with $328.9 million for the nine months ended September 30, 2018, primarily due to increases in costs associated with TradeRev aggregating $19.8 million, acquisitions of $16.5 million, information technology costs of $5.5 million, professional fees of $2.9 million, benefit related expense of $1.3 million and telecom costs of $1.2 million, partially offset by fluctuations in the Canadian exchange rate of $2.0 million and decreases in stock-based compensation of $1.3 million, marketing costs of $1.3 million and other miscellaneous expenses aggregating $1.3 million.

AFC Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions except volumes and per loan amounts)	2019	2018	2019	2018
AFC revenue	$88.3	$85.4	$264.9	$255.6
Cost of services*	24.7	22.9	72.4	68.2
Gross profit*	63.6	62.5	192.5	187.4
Selling, general and administrative	5.9	8.1	19.5	23.6
Depreciation and amortization	2.6	2.3	7.6	13.6
Operating profit	$55.1	$52.1	$165.4	$150.2

Loan transactions	442,000	433,000	1,340,000	1,332,000
Revenue per loan transaction, excluding “Warranty contract revenue”	$180	$177	$178	$173
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended September 30, 2019 and 2018
Revenue
For the three months ended September 30, 2019, AFC revenue increased $2.9 million, or 3%, to $88.3 million, compared with $85.4 million for the three months ended September 30, 2018. The increase in revenue was primarily the result of a 2% increase in loan transactions and a 2% increase in revenue per loan transaction.

Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $3, or 2%, primarily as a result of an increase in interest yield as a result of prime rate increases and an increase in average loan values, partially offset by an increase in provision for credit losses and a decrease in average portfolio duration for the three months ended September 30, 2019. Revenue per loan transaction excludes "Warranty contract revenue."

The provision for credit losses increased to 1.7% of the average managed receivables for the three months ended September 30, 2019 from 1.5% for the three months ended September 30, 2018. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.

Gross Profit

For the three months ended September 30, 2019, gross profit for the AFC segment increased $1.1 million to $63.6 million, or 72.0% of revenue, compared with $62.5 million, or 73.2% of revenue, for the three months ended September 30, 2018. The decrease in gross profit as a percent of revenue was primarily the result of an 8% increase in cost of services. The increase in cost of services was primarily the result of increases in PWI expenses of $1.3 million, compensation expense of $0.8 million, travel expenses of $0.4 million and other miscellaneous expenses aggregating $0.2 million, partially offset by decreases in lot checks of $0.5 million and incentive-based compensation of $0.4 million.

Selling, General and Administrative

Selling, general and administrative expenses at AFC decreased $2.2 million, or 27%, to $5.9 million for the three months ended September 30, 2019, compared with $8.1 million for the three months ended September 30, 2018, primarily as a result of decreases in compensation expense of $0.9 million, incentive-based compensation of $0.6 million, travel expenses of $0.5 million and other miscellaneous expenses aggregating $0.2 million.

Overview of AFC Results for the Nine Months Ended September 30, 2019 and 2018
Revenue
For the nine months ended September 30, 2019, AFC revenue increased $9.3 million, or 4%, to $264.9 million, compared with $255.6 million for the nine months ended September 30, 2018. The increase in revenue was primarily the result of a 3% increase in revenue per loan transaction.

Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $5, or 3%, primarily as a result of an increase in interest yield as a result of prime rate increases and an increase in average loan values, partially offset by an increase in provision for credit losses for the nine months ended September 30, 2019. Revenue per loan transaction excludes "Warranty contract revenue."

The provision for credit losses increased to 1.7% of the average managed receivables for the nine months ended September 30, 2019 from 1.5% for the nine months ended September 30, 2018. The provision for credit losses is expected to be under 2%, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.

Gross Profit

For the nine months ended September 30, 2019, gross profit for the AFC segment increased $5.1 million, or 3%, to $192.5 million, or 72.7% of revenue, compared with $187.4 million, or 73.3% of revenue, for the nine months ended September 30, 2018. The decrease in gross profit as a percent of revenue was primarily the result of a 6% increase in cost of services. The increase in cost of services was the result of increases in PWI expenses of $2.7 million, compensation expense of $1.8 million, travel expenses of $1.2 million and other miscellaneous expenses aggregating $0.8 million, partially offset by decreases in lot checks of $1.5 million and incentive-based compensation of $0.8 million.

Selling, General and Administrative

Selling, general and administrative expenses at AFC decreased $4.1 million, or 17%, to $19.5 million for the nine months ended September 30, 2019, compared with $23.6 million for the nine months ended September 30, 2018, primarily as a result of decreases in compensation expense of $1.3 million, incentive-based compensation of $1.2 million, travel expenses of $1.2 million and other miscellaneous expenses aggregating $0.4 million.

Holding Company Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2019	2018	2019	2018
Selling, general and administrative	$31.3	$34.8	$107.6	$107.6
Depreciation and amortization	6.6	7.2	20.8	21.8
Operating loss	$(37.9)	$(42.0)	$(128.4)	$(129.4)
Overview of Holding Company Results for the Three Months Ended September 30, 2019 and 2018
Selling, General and Administrative
For the three months ended September 30, 2019, selling, general and administrative expenses at the holding company decreased $3.5 million, or 10%, to $31.3 million, compared with $34.8 million for the three months ended September 30, 2018, primarily as a result of decreases in incentive-based compensation of $2.5 million, medical expenses of $0.5 million and other miscellaneous expenses aggregating $0.5 million, partially offset by increases in information technology costs of $0.9 million and telecom costs of $0.6 million. Selling, general and administrative expenses were also offset by $1.5 million in fees received from IAA for services provided by the holding company, as specified in the transition services agreement.

Overview of Holding Company Results for the Nine Months Ended September 30, 2019 and 2018
Selling, General and Administrative
Selling, general and administrative expenses at the holding company were $107.6 million for both the nine months ended September 30, 2019 and 2018. For the nine months ended September 30, 2019 compared with the nine months ended September 30, 2018, incentive-based compensation decreased $3.9 million, offset by increases in information technology costs of $3.4 million and other miscellaneous expenses aggregating $0.5 million.

LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our revolving credit facility.

(Dollars in millions)	September 30, 2019	December 31, 2018	September 30, 2018
Cash and cash equivalents	$508.6	$277.1	$401.3
Restricted cash	23.3	27.6	22.6
Working capital	741.5	450.3	615.3
Amounts available under Credit Facility*	325.0	350.0	350.0
Cash flow from operations for the nine months ended	291.1		326.9
*There were related outstanding letters of credit totaling approximately $27.7 million, $32.9 million and $32.4 million at September 30, 2019, December 31, 2018 and September 30, 2018, respectively, which reduced the amount available for borrowings under the revolving credit facility.
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.

Summary of Cash Flows

	Nine Months Ended September 30,
(Dollars in millions)	2019	2018
Net cash provided by (used by):
Operating activities - continuing operations	$291.1	$326.9
Operating activities - discontinued operations	156.7	238.2
Investing activities - continuing operations	(367.3)	(196.2)
Investing activities - discontinued operations	(37.4)	(37.9)
Financing activities - continuing operations	(1,140.5)	(199.0)
Financing activities - discontinued operations	1,317.6	(6.7)
Effect of exchange rate on cash	7.0	(4.9)
Net increase in cash, cash equivalents and restricted cash	$227.2	$120.4

Cash flow from operating activities (continuing operations) was $291.1 million for the nine months ended September 30, 2019, compared with $326.9 million for the nine months ended September 30, 2018. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, as well as decreased profitability, partially offset by a net increase in non-cash item adjustments.

Net cash used by investing activities (continuing operations) was $367.3 million for the nine months ended September 30, 2019, compared with $196.2 million for the nine months ended September 30, 2018. The increase in net cash used by investing activities was primarily attributable to:
•an increase in cash used for acquisitions of approximately $97.4 million;
•an increase in cash used for capital expenditures of approximately $44.9 million; and

•a net increase in finance receivables held for investment of approximately $28.8 million.
Net cash used by financing activities (continuing operations) was $1,140.5 million for the nine months ended September 30, 2019, compared with $199.0 million for the nine months ended September 30, 2018. The increase in net cash used by financing activities was primarily attributable to:
•an increase in net payments on debt. The Company used net cash provided by financing activities from discontinued operations (cash received from IAA in the separation) to prepay approximately $1.3 billion of its term loan debt in the second quarter of 2019. In addition, in the third quarter of 2019, the Company refinanced the outstanding Term Loan B-4 and Term Loan B-5 and repaid the remaining amount on the 2017 Revolving Credit Facility with the new Term Loan B-6;
•an increase in common stock repurchases of approximately $69.7 million;
•an increase in cash transferred to IAA in connection with the separation of $50.9 million; and
•a net decrease in the obligations collateralized by finance receivables of approximately $31.0 million;
partially offset by:
•a $17.5 million increase in borrowings from lines of credit.

Non-GAAP Financial Measures

The company provides the following non-GAAP measures on a forward-looking basis: Adjusted EBITDA and operating adjusted net income from continuing operations per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings, spin-offs or dispositions of assets or investments), gains/losses associated with step acquisitions, contingent purchase price adjustments, significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expenses associated with acquired intangible assets, as well as one-time charges, net of taxes.